RENEWAL
                           FINANCE LINE OF CREDIT NOTE


$1,000,000.00                                                      July 31, 1996


         For value received, MORGAN FINANCE, INC. (the "Company") promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, formerly known as Society National Bank, Indiana, Elkhart, Indiana (the "Bank"), its successors and assigns, at its main office, on the date or dates and in the manner specified in
Article II of the Loan Agreement (as defined below), the sum of One Million Dollars ($1,000,000.00) or such amount which may be advanced by Bank under the terms and conditions of the Loan Agreement as shown on any ledger or other record of the Bank, which shall be rebuttably presumptive evidence of the principal amount owing and unpaid on this Note.

         The Company promises to pay to the order of the Bank interest on the unpaid principal amount of each Revolving Loan made pursuant to the Loan Agreement from the date of such Revolving Loan until such principal amount is paid in full at such interest rate(s) and at such times as are specified in
Article II of the Loan Agreement.

         This Note replaces a Finance Line of Credit Note in the amount of One Million Dollars ($1,000,000.00) dated May 8, 1996 but does not serve as a payment, discharge or release of said Finance Line of Credit Note.

         This Note is the Finance Line of Credit Note referred to in, and is entitled to the benefits of, the Finance Line of Credit Agreement by and between the Bank and the Company dated September 13, 1994, as amended on September 26, 1994, July 28, 1995, May 8, 1996, and July 31, 1996, as the same may be hereafter amended from time to time (the "Loan Agreement"). This Note may be declared forthwith due and payable in the manner and with the effect provided in the Loan Agreement, which contains provisions for acceleration of the maturity hereof upon the happening of any Event of Default and also for prepayment on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified and for the payment of all expenses incurred by the Bank, including reasonable fees and disbursements of counsel, relating to collection or enforcement hereunder.

         Each defined term used in this Note shall have the meaning ascribed thereto in Section 1.2 of the Loan Agreement.

         This Note is secured by a Security Agreement and Assignment of Contracts and Notes of September 13, 1994 and any and all security agreements ratified pursuant to the Loan Agreement, Other Collateral Documents, and by any and all collateral securing any obligation of Company to Bank.

         As security for the payment of the obligations evidenced by this Note and the other liabilities and obligations of Company to Bank, however and whenever created or acquired, direct or contingent, which now or after the date of this Note may exist, in addition to all other security for such payment, Company grants to Bank a continuing lien and security interest in all Company's personal property, or Company's interest in personal property, which now is or which may after the date of this Note be in the possession of Bank, and a continuing lien and security interest in Company's interest in all amounts on deposit at Bank and upon the occurrence of an Event of Default (as that is defined in the Loan Agreement), Bank may apply such property, interests, and/or amounts upon any and all liabilities and obligations of Company to Bank, without prior notice to Company.

         The holder of this Note, in its sole discretion, may renew this Note, accept a renewal note or notes, extend the time for the payment of the indebtedness evidenced by this Note, reduce the payments under this Note, or do any combination of such actions on any number of occasions; provided, however, any such action shall not release the Company or any endorser, accommodation party or guarantor from any liability on the obligation evidenced by this Note. Company and any endorser, accommodation party or guarantor of this Note each waive presentment for payment, protest, notice of protest, notice of nonpayment or dishonor of this Note and diligence in the collection of this Note; and each of them consents to any actions by Bank or any holder of this Note as set forth in this paragraph.

         All  payments   will  be  made  without   benefit  from   valuation  or
appraisement laws.

         By signing or guaranteeing this Note, each and every guarantor, surety, endorser, and accommodation party of the obligations contained herein shall be deemed to and shall have irrevocably waived and relinquished (i) the benefit of any and all defenses to enforcement of this Note, any counterclaim, offset or claim in recoupment, based upon contract, arising at equity, or under any state or federal law regarding suretyship or guaranty generally; or (ii) any discharge provided in Indiana Code ss. 26-1-3.1-605, or other state or federal statute of similar import. Consistent with this waiver, and not by way of limitation, the person or persons entitled to enforce this instrument may, at any time and without notice to any guarantor, surety, endorser or accommodation party of the obligations contained in this Note, (i) extend the maturity date of this Note;
(ii) adjust any and all terms of this Note, even if such adjustment materially alters the obligation; (iii) take any action (or not take any action) with respect to any collateral for this Note, including without limitation, releasing or diminishing (intentionally or otherwise) the extent or value of such collateral.

         No failure by Bank to exercise any right under this Note, including any rights resulting from an Event of Default (as that term is defined in the Loan Agreement), shall operate as a waiver or otherwise prevent Bank from exercising any of its rights under this Note at any other time, including the exercise by Bank of any rights at any time during the continuance of such Event of Default or on the occurrence of a subsequent Event of Default.


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


         Company agrees that Bank shall be entitled to rely on any written, oral or telephonic communication requesting a draw or advance under this Note which may be received by Bank from any person reasonably believed by Bank to be an authorized representative of Company. Each draw or advance made under this Note will be evidenced by a written record made by Bank indicating the amount and date of such transaction. Such records of Bank shall be deemed by Company and Bank to be sufficient evidence of credit extended under this Note.

         This Note and any extensions or renewals of this Note relates to and is subject to all of the terms, conditions, and provisions of the Loan Agreement and any extensions, renewals, modifications or amendments of or to the Loan Agreement; and this Note and any extensions or renewals of this Note is related to any mortgage, pledge, financing statement, guaranty, security agreement and other document required under or related to the Loan Agreement.

         This Note is made and shall be governed by the laws of the state of Indiana and the Company consents to the jurisdiction of any local, state or federal court located within Elkhart County, Indiana (or in the case of a federal court, the jurisdiction of which includes Elkhart County, Indiana).

         IN WITNESS WHEREOF, the Company has hereunto set its hand by its duly authorized officers on the day and the year first above mentioned.

                                        "COMPANY":
                                        Morgan Finance, Inc.



                                By: /s/ Richard B. DeBoer
                                    ------------------------------------------
                                    (Signature)


                                     Richard B. DeBoer, Chief Financial Officer
                                    ------------------------------------------
                                    (Typed or Printed Name and Office)







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